Exhibit 3.1

CERTIFICATE OF WITHDRAWAL

OF

CERTIFICATE OF DESIGNATIONS OF

MANDATORILY CONVERTIBLE NON-CUMULATIVE NON-VOTING PERPETUAL

PREFERRED STOCK, SERIES C

OF

ORIENTAL FINANCIAL GROUP INC.

Pursuant to Article 5.01(G) of the

General Corporation Law

of the Commonwealth of Puerto Rico

The undersigned, Carlos O. Souffront, as Secretary of the Board of Directors of Oriental Financial Group Inc., a Puerto Rico corporation (the “Corporation”), HEREBY CERTIFIES that the following resolution was duly adopted by the Board of Directors of the Corporation at a meeting duly held on May 23, 2012, at which quorum was present and acting throughout, and that such resolution has not been modified or rescinded and remains in full force and effect:

Withdrawal of Certificate of Designations of Mandatorily Convertible

Non-Cumulative Non-Voting Perpetual Preferred Stock, Series C

WHEREAS, pursuant to the authority conferred upon the Board of Directors of Oriental Financial Group Inc., a Puerto Rico corporation (the “Corporation”), by the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and resolutions duly adopted by the Board of Directors on April 21, 2010, creating a committee thereof known as the “Preferred Stock Pricing Committee,” the Preferred Stock Pricing Committee on April 23, 2010, duly adopted resolutions creating a series of 200,000 shares of the Corporation’s preferred stock designated as the “Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series C” (the “Series C Preferred Stock”), and establishing the voting powers, preferences and relative, participating, optional or other special rights of the shares of Series C Preferred Stock, and the qualifications, limitations or restrictions thereof;

WHEREAS, on April 29, 2010, the Corporation filed the Certificate of Designations of the Series C Preferred Stock (the “Series C Certificate of Designations”) with the Department of State of the Commonwealth of Puerto Rico;

WHEREAS, no shares of Series C Preferred Stock currently remain outstanding and no shares of Series C Preferred Stock will be issued in the future pursuant to the Series C Certificate of Designations; and

WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation and its stockholders to withdraw the Series C Certificate of Designations and return all of the previously designated shares of Series C Preferred Stock to their status as authorized preferred stock of the Corporation available for issuance in accordance with the Certificate of Incorporation.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article 5.01(G) of the Puerto Rico General Corporation Law, as amended, and the authority granted to and vested in the Board of Directors in accordance with the Certificate the Incorporation, the Board of Directors hereby withdraws the Series C Certificate of Designations and returns all previously designated shares of Series C Preferred Stock to their status as authorized preferred stock of the Corporation available for issuance as determined by the Board of Directors;

FURTHER RESOLVED, that the President, any Vice President, and the Secretary of the Corporation, each acting singly, are hereby authorized, empowered and directed to file with the Department of State of the Commonwealth of Puerto Rico a Certificate of Withdrawal of the Series C Certificate of Designations (the “Certificate of Withdrawal”), as any such officer or officers shall deem necessary or advisable to carry out the purposes of this resolution;

FURTHER RESOLVED, that when the Certificate of Withdrawal becomes effective upon filing with the Department of State of the Commonwealth of Puerto Rico, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth in the Series C Certificate of Designations with respect to the Series C Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Withdrawal to be signed by Carlos O. Souffront, as Secretary of the Board of Directors, this 24th day of May, 2012.

ORIENTAL FINANCIAL GROUP INC.

By:	/s/ Carlos O. Souffront
Carlos O. Souffront
Secretary of the Board of Directors

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